EXHIBIT  23.3

                     JOHN J. WATKINS, PROFESSIONAL GEOLOGIST

                               3821 Meredith Drive
                            Royston, British Columbia
                                     Canada

                               (TEL: 250-338-9345)

September  23,  2004

Henley  Ventures  Inc.
Suite  300
830  West  Pender  Street
Vancouver,  British  Columbia
Canada,  V6C  1J8

ATTENTION:     MR.  SAM  HIRJI,  PRESIDENT

Dear  Mr.  Hirji:

This letter represents my consent for the inclusion, in whole or in part, in a Form SB-2 registration statement to be filed with the United States Securities and Exchange Commission of my geological report dated April 18, 2001 on the mine potential and recommendations of work on the HV mineral claim group located in the Alberni Mining Division of British Columbia, Canada.

Sincerely  yours;

/  "J.  J.  Watkins"

John  J.  Watkins,  P.  Geo.